Exhibit 99.2

CORRECTION - Gopher Protocol Releases Technical Information on Its Guardian Patch Dimensional Positioning System

Gopher Protocol, Inc. June 30, 2016 11:39 AM

SAN DIEGO, CA—(Marketwired - Jun 30, 2016) - In the news release, "Gopher Protocol Releases Technical Information on Its Guardian Patch Dimensional Positioning System," issued earlier today by Gopher Protocol, Inc. (OTCQB: GOPH), we are advised by the company that the exchange in the stock ticker symbol should read "OTCQB" rather than "OTC PINK" as originally issued.  Complete corrected text follows.

Gopher Protocol Releases Technical Information on Its Guardian Patch Dimensional Positioning System

SAN DIEGO, CA — June 30, 2016 — Gopher Protocol, Inc. (OTCQB: GOPH) ("Gopher" and the "Company"), a development-stage company which specializes in real-time, heuristic-based mobile technologies, and its partner, Guardian Patch LLC, today announced an update to their prior press release dated June 20, 2016 regarding the Company's Guardian Patch FAQ video on YouTube, to address potential questions about tracing objects in movement, as well as precise location and to announce that Guardian Patch LLC is currently developing its new Dimensional Positioning System ("DPS").

GPS performance inside buildings or enclosed areas is very limited due to impaired Line of Sight to GPS satellites. Guardian Patch LLC is now working to address this issue through the development of its DPS. This new location identification system is based on secure private network where each device can communicate directly or through neighboring devices that are in the same network. Connections between nodes are dynamically updated and optimized within difficult conditions. One of the key components of the system is its multi-dimensional, vector-based sensors, that network all members through centralized triangulation where each node is self-routing and able to connect to other nodes as needed even in harsh weather conditions and complex landscape.

Our Vector On Demand protocol is a mathematical model constructing a triangular array that identifies each network member's location within inches of accuracy. The DPS system is based on dynamic model due to the unit's constant movement. The system is tracking each mobile device, performing constant distance and directional evaluations and maintaining and updating multi-dimensional member information. Each node contains sensors which transmit/receive location oriented data, passing it along to other nodes. The system utilizes non-isotropic paths in various triangulation models. A set of models are alternately activated according to landscape, topography and weather conditions in conjunction with a mini-computer to provide gain control for our propitiatory antenna system. This system is self-calibrated and takes obstacles into account to ensure full coverage in different topographic and weather conditions.

If successfully developed, the system will be intended to work heuristically as follows: at the first stage it will rapidly calculate position estimation for the target object and passing location oriented information to other members. Upon initial positioning estimation the system will enable its Precise Positioning Vectoring unit to detect and measure signal strength/direction in order to refine each involved node location. Finally, the Dynamic Triangulation ("DT") unit determines the exact position of the object based on simultaneous range measurements from all proximity-based node data. The DT system includes our Common Centroid, Iterative method which provides accurate calculation of the target object's location, based on mathematical/geometrical data and is a new approach in this domain.

The Company's FAQ video is available on the Company's designated YouTube channel which is named "Gopher Protocol" and can be viewed on the following link: https://youtu.be/2bzNG8x2mp4

The Company is now working on the integration of its global tracking electronic device through a manufacturing prototype. The Company has made the first version of its Guardian Map application available to the general public, which can be downloaded for free at the Apple Store and on Google Play under the name "Guardian Patch." This version of the Guardian Map provides users with a demonstration of individually-owned patches "in motion" as they move around the continental United States. Integration and massive testing procedures are currently in high gear, including regression tests. Without unforeseen delays, a fully-integrated working prototype system is intended to be fully-operational by the third quarter of 2016.

About Guardian Patch
The Guardian Patch (the "Patch"), potentially arriving in consumer markets in 2017, is a unique location technology that works with or without GPS. The Patch is a "stick-on" device that provides its users with the capability to protect and track objects, a loved-one or even a pet, through a mobile application. Download the Patch app, register your patch, and track anything that you own on your mobile device or on our designated website. Register the Patches of your family members and friends to receive alerts in the event of an emergency. Peel the Patch off and the Patch acts as a beacon, sending out a signal and notifying anyone who has registered the user's Patch.

About Gopher Protocol, Inc.
Gopher Protocol, Inc. (OTCQB: GOPH) ("Gopher" and the "Company") (http://gopherprotocol.com/) is a development-stage company developing a real-time, heuristic-based mobile technology. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that will run on a server. The system contemplates the creation of a global network. Gopher believes this will be the first system that is developed using a human, heuristic-based analysis engine. Since the core of the system will be its advanced microchip technology that will be capable of being installed in any mobile device worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the microchip by providing mobile technology for computing power enhancement, advanced mobile database management/sharing and other additional mobile features.

Corporate Site: http://gopherprotocol.com
Press page/press kit: http://gopherprotocol.com/?page_id=228
Consumer and product website for Guardian Patch: http://www.guardianpatch.com/

Forward-Looking Statements
Certain statements contained in this press release may constitute "forward-looking statements". Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

Contact:

Dr. Danny Rittman
CTO
Gopher Protocol, Inc.
888-685-7336
Media: press@gopherprotocol.com